UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2016
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
On July 25, 2016, Post Holdings, Inc. (the “Company”) announced the pricing of its previously announced senior notes offering. The Company priced $1,750.0 million aggregate principal amount of 5.00% senior notes due 2026 (the “Notes”), representing an increase from the original offering size of $1,500.0 million. The Notes offering is expected to close on August 3, 2016, subject to customary closing conditions.

The Notes will be unsecured unsubordinated obligations of the Company and will be guaranteed by the Company’s material domestic subsidiaries. The Company intends to use the net proceeds from the proposed Notes offering to fund its previously announced cash tender offer for its 7.375% senior notes due 2022 and for related expenses and, to the extent there are any remaining net proceeds, for general corporate purposes, which could include, among other things, working capital, capital expenditures, acquisitions and repayment of indebtedness.

A copy of the press release issued in connection therewith is attached hereto as Exhibit 99.1. The Notes and the related subsidiary guarantees were offered in the United States to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in compliance with Regulation S under the Securities Act.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 25, 2016	Post Holdings, Inc.
(Registrant)

	By:	/s/ Diedre J. Gray
	Name:	Diedre J. Gray
	Title:	SVP, General Counsel & Chief Administrative Officer, Secretary

Exhibit No.	Description
99.1	Press Release dated July 25, 2016